Exhibit 5.1

Sullivan & Worcester LLP
 One Post Office Square
 Boston, MA 02109
September 1, 2015

Tecogen Inc.
45 First Avenue
Waltham, Massachusetts 02451

Re: Registration Statement on Form S-3

Ladies and Gentlemen:
In connection with the registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Tecogen Inc., a Delaware corporation (the “Company”), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the “Commission”), as Exhibit 5.1 to the Registration Statement in connection with the offering and sale from time to time by John N. Hatsopoulos of 3,718,839 shares of common stock of the Company and by Sea Shell Limited of 1,250,000 shares of common stock of the Company (collectively, the “Shares”).
In connection with this opinion, we have examined and relied upon originals or copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and such other records, agreements and instruments of the Company, certificates of public officials and of officers of the Company and such matters of law, as we have deemed necessary as a basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, which facts we have not independently verified.
The opinion rendered herein is limited to the laws of the Commonwealth of Massachusetts, the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States.
Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion. We express no opinion herein concerning any state securities or blue sky laws.
We have necessarily assumed in connection with the opinion expressed below that the terms and conditions of the agreements under which the Shares were issued and any related agreements and instruments, were, and that any related proceedings of the Company conducted after the date hereof will be, conducted (i) in accordance with all applicable laws and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and (ii) not in conflict with any contractual or other restrictions which are binding on the Company.
Relying on the foregoing, and without further inquiry on our part, we are of the opinion that the Shares to be sold as described in the Registration Statement have been duly authorized and are legally and validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP
Boston, Massachusetts